EXHIBIT A

SENECA ENERGY CANADA INC.
INCOME STATEMENT
PERIOD ENDING MARCH 31, 2004
(Unaudited)

Operating Revenue:
Gas Sales	--
Other Operating Revenue	$10,575,563

Operating Revenue	$10,575,563

Operating Expenses:
Purchased Gas Sold	--
Fuel For Generation	--
Operation Expenses	$2,840,744
Intercompany Operating Expense	--
Maintenance Expenses	--
Property, Franchise & Other Taxes	$222,544
Depreciation, Depletion & Amortization	$3,843,175
Impairment of O&G	$(4,741,177)
Federal Income Taxes	$14,442
State Income Taxes	--
Deferred Inc Tax-Net	$1,687,344
Invest Tax Cr Adjust	--

Operating Expenses	$3,867,072

Operating Income / (Loss)	$6,708,491

Other Income:
Unremitted earnings of Subsidiaries	--
Dividends from Subsidiaries	--
Intercompany Interest Income	--
Income/(Loss) from Unconsol. Subs	--
Miscellaneous Income	--
Investment Tax Credit	--
Other Interest Income	--
AFUDC	--
Appliance & Jobbing	--

Other Income/ (Loss)	--
Income Before Interest Charges	$6,708,491

Interest Charges:
Interest Charges on L/T Debt	--
Intercompany Interest Expense	--
Other Interest Expenses	$114
ABFUDC	--

Interest Charges	$114

Minority Interest in Foreign Subs	--

Income Before Cumulative Effect	$6,708,376

Cumulative Effect of Change in Accounting	--

Net Income / (Loss)	$6,708,376

See Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company’s Form 10-K for the fiscal year ended September 30, 2003 and in Item 1 of Part I of National Fuel Gas Company’s Form 10-Q for the quarters ended December 31, 2003 and March 31, 2004.